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Exhibit 10.4

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into this 30th day of September, 2005, by and between EduTrades, Inc. ("the Company"), a Nevada Corporation and wholly-owned subsidiary of Whitney Information Network, Inc., and Nick Maturo, (the "Employee").

        WHEREAS, Employer desires to employee Employee, and Employee desires to engage his services with Employer, on the terms of this Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties hereby agree as follows:

1.     Duties

        During the term of this Agreement, Employee will be employed by the Company to serve as Chief Executive Officer. The Employee will devote such amount of business time to the conduct of the business of the Company as may be reasonably required to effectively discharge Employee's duties under this Agreement and will perform those duties and have such authority and powers as are customarily associated with the position.

2.     Term of Employment

        2.1    Basic Term

        This agreement shall commence on September 30, 2005 and continue for a period of three (3) years, wherein it shall automatically expire.

        2.2    Termination for Willful Misconduct

        Termination for Willful Misconduct may be effected by Company at any time during the term of this Agreement and may be effected by written notification to Employee. Upon Termination for Willful Misconduct, Employee is to be immediately paid all accrued salary, incentive compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits, which will be paid in accordance with the applicable plan), and accrued vacation pay, all to the date of termination, but Employee will not be paid any severance compensation.

        "Termination for Willful Misconduct" means termination by Company of Employee's employment (i) by reason of Employee's willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Company, (ii) by reason of Employee's material breach of this Agreement or (iii) by reason of Employee's gross negligence or intentional misconduct with respect to the performance of Employee's duties under this Agreement.

        2.3    Termination Other Than for Willful Misconduct

        Notwithstanding anything else in this Agreement, Company may effect a Termination Other Than for Willful Misconduct at any time upon giving notice to Employee of such termination. Upon any Termination Other Than for Willful Misconduct, Employee will immediately be paid all accrued salary, all incentive compensation to the extent earned, severance compensation as provided in Section 4, vested deferred compensation (other than pension plan or profit sharing plan benefits, which will be paid in accordance with the applicable plan), and accrued vacation pay, all to the date of termination.

        2.5    Termination Due to Disability

        In the event that, during the term of this Agreement, Employee should, in the reasonable judgment of the Board, fail to perform Employee's duties under this Agreement because of illness or physical or mental incapacity ("Disability"), and such Disability continues for a period of more that 3 consecutive months, Company will have the right to terminate Employee's employment under this

Agreement by written notification to Employee and payment to Employee of all accrued salary and incentive compensation to the extent earned, severance compensation as provided in Section 4, vested deferred compensation (other than pension plan or profit sharing plan benefits, which will be paid in accordance with the applicable plan), and all accrued vacation pay, all to the date of termination.

        2.6    Death

        In the event of Employee's death during the term of this Agreement, Employee's employment is to be deemed to have terminated as of the last day of the month during which Employee's death occurred, and Company will pay to Employee's estate accrued salary, incentive compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits, which will be paid in accordance with the applicable plan), and accrued vacation pay, all to the date of termination.

        2.7    Voluntary Termination

        In the event of a Voluntary Termination, Company will immediately pay to Employee all accrued salary, all incentive compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits, which will be paid in accordance with the applicable plan), and accrued vacation pay, all to the date of termination, but Employee will not be paid any severance compensation.

        Voluntary termination means termination by the Employee of the Employee's employment with Company, except by reason of death or disability.

3.     Salary, Benefits and Other Compensation

        3.1    Base Salary

        As payment for the services to be rendered by Employee, Company agrees to pay to Employee a minimum "Base Salary," payable bi-weekly. The Base Salary payable to Employee under this Section will initially be $300,000.

        3.2    Incentive Bonus Plans

        During the term of his employment under this Agreement, the Employee will be eligible to participate in all bonus and incentive plans established by the Board.

        3.3    Benefit Plan

        During the term of Employee's employment under this Agreement, the Employee is to be eligible to participate in all employee benefit plans to the extent maintained by the Company, including (without limitation) any life, disability, health, accident and other insurance programs, paid vacations, and similar plans or programs, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determinations of any committee administering such plan or program. On termination of the Employee for any reason, the Employee will retain all of Employee's rights to benefits that have vested under such plan, but, subject to federal and state laws, the Employee's rights to participate in those plans will cease on the Employee's termination unless the termination is a Termination Other Than for Willful Misconduct, in which case Employee's rights of participation will continue for a period of one (1) year following Employee's termination, unless this provision is in conflict with the provisions of the above plans.

        3.4    Withholding of Taxes

        The Employee understands that the services to be rendered by Employee under this Agreement will cause the Employee to recognize taxable income, which is considered under the Internal Revenue

Code of 1986, as amended, and applicable regulations thereunder as compensation income subject to the withholding of income tax (and Social Security or other employment taxes).

4.     Severance Compensation

        4.1    Termination Other Than for Willful Misconduct; Payment in Lieu of Notice

        In the event Employee's employment is terminated in a Termination Other Than for Cause, Employee will be paid as severance pay Employee's Base Salary for the period commencing on the date that Employee's employment is terminated and ending on the date which is three months thereafter.

        4.2    Termination for Disability

        In the event Employee's employment is terminated because of Employee's disability pursuant to Section 2.5, Employee will be paid as severance pay Employee's Base Salary for the period commencing on the date that Employee's employment is terminated and ending on the date which is 3 months thereafter.

        4.3    Other Termination

        In the event of a Voluntary Termination, Termination for Cause or Death, Employee's estate will not be entitled to any severance pay.

5.     Confidentiality and Non-competition and Assignment of Inventions.

        The employee agrees to sign and execute the standard company non-disclosure and non-compete documents and such document becomes part and parcel of this agreement and is incorporated herein.

6.     Miscellaneous

        6.1    Entire Agreement; Modification

        Except as otherwise provided in the Agreement, this Agreement represents the entire understanding among the parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof, including without limitation, any understandings, agreements, or obligations respecting any past or future compensation, bonuses, reimbursements, or other payments to Employee from Company. All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

        6.2    Governing Law

        This Agreement is to be governed by and construed in accordance with the laws of the State of Florida applicable to contracts entered into and wholly to be performed within the State of Florida. Venue will be in Lee, Broward, Dade or Palm Beach counties.

        6.3    Survival of Company's Obligations

        This Agreement will be binding on, and inure to the benefit of, the executors, administrators, heirs, successors, and assigns of the parties.

        6.4    Enforcement

        If any portion of this Agreement is determined to be invalid or unenforceable, that portion of this Agreement will be adjusted, rather than voided, to achieve the intent of the parties under this Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Whitney Information Network, Inc.
By:	/s/ RONALD S. SIMON Ronald S. Simon, Exec. V.P.
EduTrades, Inc.
By:	/s/ RONALD S. SIMON Ronald S. Simon, Acting CFO & Treasurer
Employee
By:	/s/ NICK MATURO Nick Maturo

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EMPLOYMENT AGREEMENT